(Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                       SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934


Filed by the registrant (x)

Filed by a party other than the registrant (  )

Check the appropriate box:


(x) Definitive proxy statement


                 WILLIAMS INDUSTRIES, INCORPORATED
                 ---------------------------------
         (Name of Registrant as Specified in its Charter)


                 ---------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the
                          Registrant)

Payment of filing fee (Check appropriate box):

[x] No fee required.

               WILLIAMS INDUSTRIES, INCORPORATED
                    2849 Meadow View Road
                  Falls Church, Virginia 22042

          NOTICE OF ANNUAL MEETING TO SHAREHOLDERS
                 To Be Held November 22, 1997


To the Shareholders of
Williams Industries, Incorporated:

The Annual Meeting of the Shareholders of Williams Industries, Incorporated will be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the Intersection of Interstate 495 and Route 236) at 9:00 A.M. on November 22, 1997 for the following purposes:

(1)  To elect five directors to serve until the next Annual
Meeting or until their successors are elected and qualified;

(2) To transact such other business as may properly come before the Meeting and any adjournments thereof.

Only shareholders of record at the close of business on October 3, 1997 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. A list of such shareholders of record will be available at the Company's executive offices for inspection by shareholders for a period of at least ten days prior to the Annual Meeting.

                              By Order of the Board of Directors



                              Marianne V. Pastor
                              Secretary



IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, please complete, sign, date and return the enclosed proxy in the enclosed postage pre-paid envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

              WILLIAMS INDUSTRIES, INCORPORATED
                     2849 Meadow View Road
                 Falls Church, Virginia 22042

               ANNUAL MEETING OF SHAREHOLDERS
                To be Held November 22, 1997

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Williams Industries, Incorporated (the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the intersection of Interstate 495 and Route 236) at 9:00 A.M. on Saturday, November 22, 1997, and at all adjournments thereof. It is anticipated that this proxy material will be mailed to shareholders on or about October 20, 1997.

     The solicitation of the proxy accompanying this statement is being made by the management of the Company, and the cost of solicitation will be borne by the Company. The solicitation may be made by mail, telephone or oral communication with the shareholders. The Annual Report to Shareholders for the fiscal year ended July 31, 1997 accompanies this proxy statement. Additional copies of the Annual Report may be obtained by writing to the Secretary of the Company. The financial statements included in the Annual Report to Shareholders were audited by Deloitte & Touche LLP, the Company's current independent certified public accountants. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to questions if they so desire.

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

     The only outstanding voting security of the Company is its Common Stock, $.10 par value, of which there were issued and outstanding 2,839,856 shares on October 3, 1997, which is the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. Other than for the election of directors, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in the shareholder's name on the books of the Company, as of the record date. There will be cumulative voting for the election of directors. There are no state-prescribed requirements that shareholders must satisfy prior to making use of cumulative voting. Each shareholder will be given five votes for each share which the shareholder is entitled to vote at the Annual Meeting, and the shareholder may cast those votes among one or more of the nominees for director as the shareholder sees fit. Discretionary authority to cumulate votes by proxy is not being sought, and votes cast by unmarked proxy in the election of directors will be distributed equally among management's nominees. Properly marked proxies will be voted as directed. In order to cumulate votes, a shareholder must attend the meeting (either personally or through an agent appointed in a writing delivered to the Company's Secretary or other officer or agent authorized to tabulate votes) and vote by the ballot which will be provided.

     The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. The Company knows of no specific matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting or this proxy statement. However, if proposals of shareholders that are not included in this proxy statement are presented at the Annual Meeting the proxies will be voted in the discretion of the proxy holders. Regulations of the Securities and Exchange Commission ("SEC") permit the proxies solicited pursuant to this proxy statement to confer discretionary authority with respect to matters of which the Company did not know a reasonable time before the Annual Meeting. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

     Directors will be elected at the Annual Meeting by a plurality of the votes cast by the holders of shares represented in person or by proxy. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item. The holders of a majority of the total number of shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business.


PROPOSAL I - ELECTION OF DIRECTORS
Nominees

     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting at five, each to hold office until the next Annual Meeting and until the director's successor shall be elected and qualified. A resolution of the Board, passed on July 23, 1994, stipulated that the majority of the Board be considered "outside" directors. It is possible under the By-Laws of the Corporation that one additional "outside" director, if a qualified individual who is willing to serve can be identified, may be added by the Board during Fiscal 1998. The Company has no standing nominating committee; management's nominees are chosen by the Board of Directors. The persons named in the enclosed proxy intend to vote such proxy for the election of the nominees listed below, reserving discretion to vote such proxy for one or more substitute nominees if any nominees are unable or unwilling to serve as a director of the Company. At the date of this proxy statement, all nominees have expressed their ability and willingness to serve as directors.

     The Company's transfer agent will be appointed to tabulate shares present in person or by proxy and to tabulate votes.
Shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter, and thus will be disregarded in the calculation of a plurality or of "votes cast." In the election of directors, shares present but not voting will be disregarded (except for quorum purposes), and the candidates for election receiving the highest number of affirmative votes of the shares entitled to vote for them, up to the number of directors to be elected by those shares, will be elected. Votes cast against a candidate or votes withheld will have no legal effect.

     Shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares that the broker or nominee has the discretionary authority to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum of shareholders. However, for purposes of determining the outcome of any matter as to which any broker or nominee has indicated on the proxy form that it does not have discretionary authority to vote upon, those shares will be treated as not present and not entitled to vote with respect to that matter at the Annual Meeting (even though those holders of those shares will be considered entitled to vote for quorum purposes and may be entitled to vote on other matters). However, as provided by Virginia law, the Company may, acting in good faith, accept or reject the vote of a beneficial owner upon presentation of evidence acceptable to the Company that the voter is indeed the beneficial owner of the shares.

The following table sets forth information concerning the nominees.

Name                       Age Position with the Company   Elected
Frank E. Williams, III (1)  38  President, Chairman of       1991
(2) (4)                         the Board, Chief Financial
                                Officer
Frank E. Williams, Jr.(l)   63  None                         1970
William C. Howlett (3)(4)   71  None                         1986
John E. Rasmussen (3)       72  None                         1992
R. Bentley Offutt (2)(3)(4) 59  None                         1994

(1) Frank E. Williams, Jr. may be considered a "control person" of the Company, as the term control is defined by the rules of the Securities and Exchange Commission. Mr. Williams,
III is the son of Mr. Williams, Jr.

(2) Member of Standing Executive Committee. This committee, which acts on behalf of the Board in emergency situations where Board action is necessary but not obtainable on short notice and if such action is authorized by applicable law, did not meet except as a "committee of the whole" with other board members present either in person or by conference call during the year.

(3) Member of Standing Audit Committee. Mr. Williams, III is an ex-officio member. This committee, which met four times during the past fiscal year, consults with and recommends the Company's independent auditors and provides recommendations to the Board concerning the Company's accounting procedures.


(4) Member of Standing Compensation Committee. This committee, which met three times during the last fiscal year, recommends the compensation of executive officers.


The Nominees have had the following principal occupations or employment for at least the past five years:


Mr. Williams, III has held the position of Chairman of the Board and President since November 1994. On September 8, 1994, he was elected Chief Financial Officer. He was elected as a vice president of the Company in 1991. For more than five years prior thereto he was an officer of various Company subsidiaries and remains an officer of several subsidiaries.

Mr. Williams, Jr., until November 1994, was the Chairman of the Board and President of Williams Industries, Inc. He now is the founder and president of the Williams and Beasley Company, an organization that is not otherwise affiliated with Williams Industries, Inc.

Mr. Howlett is employed by Sugar Oak Corporation, a real estate management and investment company in the Greater Metropolitan
Washington area. He previously was a director of several of the Company's subsidiaries.

Dr. Rasmussen most recently was the Director of Government Programs for the United States Energy Association. He has been a professor in the School of Engineering and Applied Science at George Washington University. Prior to this, he was vice president of generating engineering and construction at Potomac Electric Power Company. He has also served in the U.S. Navy, including being the head of ship and ship system design and in charge of maintenance for all U.S. Navy nuclear submarines. He holds a Doctor of Science degree in Engineering from George Washington University, a professional degree in Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology, and a Bachelor of Science Degree from the United States Naval Academy. He is also a graduate of the Harvard Business School Advanced Management Program. Dr. Rasmussen is also a director of RKO Pictures of Los Angeles, California.

Mr. Offutt is the founder and president of Offutt Securities, Inc., a Baltimore investment research firm specializing in high growth companies with market capitalizations in a range of $60 million to $1 billion. Mr. Offutt has worked in institutional research for more than 25 years. He served as a Naval Aviator from 1961 to 1965. He holds an MBA from George Washington University and a BA from Lehigh University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE

Further Information Concerning the Board of Directors

     The Board has an audit committee, a compensation committee, a safety committee, a long-range planning committee, and an executive committee. The Board of Directors held five regular meetings and four special meetings by conference call during Fiscal Year 1997. The majority of directors attended all of the board meetings during the fiscal year and at least four directors were present at each meeting or conference call. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served during his term as director of the Company.

Executive Officers

     The executive officers of the Company serve at the discretion of the Board and presently include: Frank E. Williams, III, Chairman of the Board, Chief Executive Officer, and Chief
Financial Officer;  Marianne V. Pastor, Secretary; and George R.
Pocock, Vice President.

Compliance with Section 16 of the Securities Exchange Act of 1934, as amended

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executives officers and holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. The Company believes that all reports required pursuant to Section 16(a) with respect to the 1997 fiscal year were timely filed.


Corporate Governance and Other Matters

     The Board of Directors acts as the nominating committee for selecting nominees for election as directors. The Company's bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors either through timely notice in writing to the Secretary of the Company or through appropriately brought nominations from the floor. The bylaws also permit shareholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to timely notice in writing to the Secretary of the Company. No such nominations or proposals have been received in connection with the Annual Meeting.



BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth information regarding ownership, as of October 3, 1997 of the Common Stock of the Company by: (1) each person known by the Company to own beneficially more than five percent of the Common Stock; (2) each director; (3) each nominee for director; and (4) all officers and directors as a group. Except as noted, the persons listed possess all ownership rights attached to the shares opposite their name, including the right to vote and dispose of the shares.

Directors:

Beneficial Owner         Number of Shares    Percentage of Class
Frank E. Williams, Jr.     513,324 (l)           18.0 %
William C. Howlett          61,553 (2)            2.16
Frank E. Williams,  III     48,247 (3)            1.69
John E. Rasmussen            1,000                 .35
R. Bentley Offutt           23,000 (4)             .80
Officers and Directors as
   a group(5 persons)      646,124               22.75%

(1) Includes 158,705 shares owned by his wife, as to which Mr. Williams disclaims beneficial ownership. The business address of Mr. Williams is 2849 Meadow View Road, Falls Church, Virginia. This item also includes 1,000 shares held by the Williams Family Foundation, a charitable organization exempt under Section 501(c)(3) of the Internal Revenue code of 1986. The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes. Mr. Williams Jr. is a trustee of the Foundation and votes the stock on behalf of the Foundation.

(2) Includes 41,433 shares owned by corporations of which Mr.
Howlett may be deemed to be a "control person."

(3) Includes 304 shares owned by his wife and 3,000 shares held in trust for his minor child. Mr. Williams disclaims beneficial ownership of his wife's and son's shares.

(4) Includes 23,000 shares owned by his wife, as to which Mr.
Offutt disclaims beneficial ownership.

Other Beneficial Owners:

Name and Address         Amount and Nature of     Percent of Class
                         Beneficial Ownership
Karen J. Pribyla             180,190                  6.34%
7718 Maplecrest Drive
Dallas, Texas  75240


NationsBank, N.A.            619,000  (1)             N/A
Special Assets Group
8300 Greensboro Drive,
Suite 800
McLean, Virginia 22102


Federal Deposit              245,000  (2)             N/A
Insurance Corporation
5080 Spectrum
Suite 400 W
Dallas, Texas  75248

First Tennessee Bank,         70,000  (3)             N/A
Special Assets
165 Madison Avenue,
10th Floor
Memphis, Tennessee  38103

(1) The NationsBank shares are represented by a $410,000 Convertible Debenture convertible into 16.4% of the Company's shares outstanding or reserved for issuance as of the date of conversion. The actual number of shares will vary depending on the amount outstanding at the time of conversion.

(2) The Federal Deposit Insurance Corporation owns a similar $90,000 Convertible Debenture, convertible into 3.6% of the Company's shares outstanding at the date of conversion, and owns another Convertible Debenture, convertible into 110,294 shares.

(3)  First Tennessee Bank, Special Assets, holds a $100,000
Convertible Debenture, issued May 3, 1995, which matures in 1998, and is convertible into Common Stock at the rate of $1.43 per share or 70,000 shares.


Based on research of records of the Securities and Exchange Commission and on information from Vickers Stock Research Corporation, the Company believes that there are no additional holders with more than a five percent position in the Company's stock at this time.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

General

The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of Mr. Frank E. Williams, III, the Company's Chief Executive Officer, and each other executive officer whose total cash compensation for the fiscal year ended July 31, 1997 exceeded $100,000. These officers have no employment contracts, termination of employment or change-in-control arrangements, pension plans, options or any long term incentive arrangements with the Company, other than the options shown. They are eligible to participate in the Company's 401(k) plan, which provides for possible Company contributions, but the Company has not made, and has no present intention to make, contributions to that plan.

SUMMARY COMPENSATION TABLE

Annual Compensation



Name and            Year  Annual Compensation           Long Term
Principal
Position                                              Compensation

                            Salary         Bonus
Frank E.
Williams, III      1997 $120,000               $8,249(1) $41,250(2)
Chief Executive    1996  115,577                7,950(1)  34,000(3)
Officer            1995  104,308                9,150(1)

George R. Pocock   1997 $126,257(4) $14,250(5) $9,000(6)
Manager,           1996 $162,424(7) $10,500(8)  9,000(6)
Insurance          1995 $158,202(9)             8,250(6)
Operations

(1)   Includes car allowance and directors' meeting fees.

(2) Mr. Williams, III, was granted 11,000 restricted shares of the Company's Common Stock with a market value of $41,250.

(3) Mr. Williams, III, was granted 20,000 shares of the Company's Common Stock on a restricted basis. At the time of the grant, his continued employment with the Company through December 31, 1997 was a condition of the grant. Had the shares been unrestricted, the market value of these shares would have been $70,000.

(4) Includes $18,806.86 in deferred compensation from prior years.

(5)   Mr. Pocock received 3,800 shares of the Company's Common
Stock as his bonus for Fiscal 1996.   The market value of the
shares at that time is indicated in the chart.

(6)   Travel allowance

(7) Includes $67,840.92 in deferred compensation from prior years.

(8)   Mr. Pocock received 2,500 shares of the Company's Common
Stock as his bonus for Fiscal 1995.   The market value of those
shares at that time is indicated in the chart.

(9) Includes $66,534.10 in deferred compensation from prior years.


Directors' Fees

Executive officers who are also directors are paid $150 for each directors meeting attended. The remaining 'outside' directors are paid $500 per month for serving as directors, plus $150 for each meeting attended. Attendance via telephone is not compensated. All directors are reimbursed traveling expenses incurred in connection with the meetings, with five such meetings normally being held each year. Frank E. Williams, III also served as a director of certain affiliated firms for which he was paid small stipends, which are included in the cash compensation table, for each meeting attended.


Compensation Committee Report

Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the "Committee") addressing the Company's compensation policies with respect to executive officers.

The Compensation Committee consists of R. Bentley Offutt, Chairman, William C. Howlett, and Frank E. Williams, III. The Compensation Committee is responsible for establishing and administering the policies which govern annual compensation, bonuses, stock options and all other forms of compensation for corporate executive officers other than the vice-president in charge of insurance operations, whose compensation is determined by the trustees of the Williams Industries Insurance Trust. In November of each year, salaries are discussed in committee, changes are recommended to the Board, and voted on by the Board for the forthcoming calendar year.

The Committee structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. Compensation is a direct result of the company's performance and therefore can be said to be performance driven. The Committee is generally familiar with executive compensation paid in the Washington, D.C. metropolitan area, but has not made a detailed comparison of the Company's executive compensation as compared to other companies in the area or the industry. The Committee recommends executive compensation to the full Board of Directors, which considers substantially the same factors as the Committee in determining whether to approve its recommendations.

Compensation of the Chief Executive Officer

     The Chief Executive Officer's compensation is based on the same elements and measures of performance as is the compensation for the Company's other executive officers. The Board approved a base salary for Mr. Williams, III, for Fiscal 1997 of $120,000 based on the same factors underlying the base salaries of the other executive officers. Mr. Williams' salary for Fiscal 1996 was $115,577. In structuring the Fiscal 1998 compensation of Mr. Williams, the Committee will consider as essential the alignment of his compensation package with the financial performance of the Company and the Committee's philosophy of basing a larger portion of executive compensation on incentive bonuses and awards. For Fiscal 1997, the Company awarded Mr. Williams 11,000 shares of the Company's Common Stock based on meeting objectives which had been set by the Board.

                              Respectfully submitted,

                                   R. Bentley Offutt
                                   William C. Howlett
                                   Frank E. Williams, III

Trustees Report

The trustees of the Williams Industries Insurance Trust consist of Frank E. Williams, III, H. Arthur Williams and George R. Pocock. Messrs. Williams, without the participation of Mr. Pocock, establish Mr. Pocock's remuneration. The trustees consider the same factors as those considered by the Compensation Committee of Williams Industries and also take into account Mr. Pocock's compensation prior to his assuming the position of Insurance Manager for the Trust in 1987. His prior compensation exceeded that which Mr. Pocock receives from the Company.

                                   Respectfully submitted,

                                   Frank E. Williams, III
                                   George R. Pocock
                                   H. Arthur Williams

Compensation Committee Interlocks and Insider Participation

Mr. Williams, III is a director and the Chief Executive Officer of the Company. Mr. H. Arthur Williams is the president of a Company subsidiary. Both Messrs. Williams are trustees of the Insurance
Trust.   Mr. George Pocock, president of Construction Insurance
Agency, another Company subsidiary, is this year's president of the Company's President's Council and, as such, attended the regularly scheduled meetings of the Company's board of directors.

Certain Transactions

Mr. Williams, Jr., a Company director and major shareholder, is also a 50% owner of the Williams and Beasley Company, which does business with Williams Industries' subsidiaries. Net billings to this entity during the Fiscal Year ended July 31, 1997 were approximately $436,000. Mr. Williams, Jr. is also a major shareholder in Williams Enterprises of Georgia, which also does business with Company subsidiaries. Billings from this entity and its affiliates were approximately $1,205,000 for the Fiscal Year ended July 31, 1997.

Mr. Howlett, a director, is receiving payments on a $47,065.63 note for consulting work he performed for Company subsidiaries in prior years. The note balance at July 31, 1997 was $31,755.95.


COMMON STOCK PERFROMANCE

	The following chart compares the value of $100 invested on August 1, 1992 in the Company's common stock, the Amex market index and a peer group Index consisting of the common stocks issued by four companies selected by management. The Amex market index represents a broad market group which management believes more nearly represents the Company's market capitalization than the NASDAQ Composite Index in which the Company formerly participated. The Peer Group was chosen as the nearest practicable representative peer group of companies which meet Securities and Exchange Commission requirements. However, management believes that the Company's mix of products and services over the period represented was unique in the heavy construction industry, with no other publicly traded company being truly comparable.

CHART IS NOT ABLE TO BE SHOWN

                     Year ended July 31:
                     1992    1993    1994    1995    1996    1997
                    ------  ------  ------  ------  ------  ------
Williams Industries 100.00   54.33   27.00   33.33  133.33  189.33
AMEX Market Index   100.00  103.16  102.71  118.69  133.43  125.96
Peer Group          100.00  109.20  111.91  135.72  138.92  165.10

The broad market index chosen was:      The peer group was
made
     American Stock Exchange (AMEX)     up of the following
                                        companies:
                                           Atkinson, Guy F Co Ca
The peer group chosen was:                 MYR Group Inc
     Customer selected stock list          Perini Corp
                                           Turner Corp

Source: Media General Financial Services
     P.O. Box 85333
     Richmond, Virginia 23293
     Phone (800) 446-7922
     Fax (804) 649-6826


SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders and who wishes to have the proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company's principal executive offices not later than June 16, 1998.



INDEPENDENT ACCOUNTANTS

Deloitte and Touche, LLP, served as the Company's independent certified public accountants during the past fiscal year and performed the audit for that year. In order to assure that the Company's audit fees are competitive and consistent with necessary services, the Company's audit committee reviews proposals from independent certified public accounting firms, including Deloitte and Touche, LLP, the Company's independent auditors for the current fiscal year. The audit committee then recommends the retention of a firm to the Board as soon as practicable. A representative of Deloitte and Touche, LLP, will be available to answer questions at the Annual Meeting.


OTHER MATTERS

The management of the Company knows of no matters to be presented at the meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgments on such matters, and discretionary authority to do so is included in the proxy.

     AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF THE COMMON STOCK ON THE RECORD DATE, OCTOBER 3, 1997, OR OF ANY BENEFICIAL HOLDER OF SUCH SHARES ON SUCH DATE WHO MAKES A GOOD FAITH REPRESENTATION THAT SUCH SHAREHOLDER WAS SUCH A BENEFICIAL HOLDER, THE COMPANY WILL SUPPLY TO SUCH SHAREHOLDER A COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JULY 31, 1997. PLEASE ADDRESS ALL REQUESTS TO WILLIAMS INDUSTRIES, INCORPORATED, 2849 MEADOW VIEW ROAD, FALLS CHURCH, VIRGINIA 22042.